September 10, 2012

KEYW Enters Definitive Agreement to Acquire Poole & Associates, Inc.

HANOVER, Md., Sept. 10, 2012 (GLOBE NEWSWIRE) -- The KEYW Holding Corporation (Nasdaq:KEYW) is pleased to announce it has entered into a definitive agreement to acquire Annapolis Junction, Maryland-based Poole & Associates, Inc. (Poole), a highly respected, mission-centric provider of systems and software engineering services to the U.S. Intelligence Community. The boards of directors of both companies have approved the transaction, which is expected to close within the next 60 days, subject to customary closing conditions. The acquisition is expected to be immediately accretive to earnings, subject to final purchase price accounting.

Founded in 1999, Poole offers a broad range of high-end technical capabilities including systems and software engineering, program management support, and technical training. Notably, Poole was recently awarded a five-year prime contract with a ceiling value of $150 million to provide systems engineering and program management support to an Intelligence Community customer. In the first six months of 2012, Poole generated $24.8 million in revenue and expects to generate more than $35 million in revenue in the second half of 2012. As of June 30, 2012, Poole had a total backlog of approximately $225 million. Poole is expected to add approximately $90 million in revenue to KEYW in 2013 at profitability consistent with previous KEYW acquisitions.

"We are extremely pleased to be adding Poole to the KEYW family. Mike Poole and his team are highly respected and trusted by our largest customer, evidenced by the recent award of a large, multi-year unrestricted prime contract supporting this customer," commented Leonard Moodispaw, CEO and President of KEYW Corporation. "The acquisition of Poole continues to expand KEYW's footprint with one of our most important customers and adds several prime contract vehicles we believe have significant growth potential with a key customer. Culturally, Poole's agile, mission-centric approach to solving customer problems aligns perfectly with KEYW."

"We have known the KEYW team for many years, and as Poole & Associates entered this next high growth phase, we looked to KEYW as a partner with a similar culture that seeks to retain the small company feel and agility while adding economies of scale to compete for and manage large scale programs," added Mike Poole, founder and CEO of Poole & Associates. "KEYW's focus on customer mission, innovation, and employee satisfaction makes it the ideal match for Poole, and we are excited to be joining forces with them."

Under the terms of the agreement, KEYW will pay $116 million in cash and $10 million of KEYW stock. KEYW will acquire Poole & Associates free of debt. KEYW has entered into a commitment letter with Royal Bank of Canada and RBC Capital Markets providing for up to $225 million of senior secured credit facilities to finance the Poole acquisition, refinance existing debt and fund working capital requirements.  The new facilities would replace KEYW's existing senior credit facility.

KEYW has scheduled a conference call to discuss this acquisition tomorrow, September 11, 2012, at 9:00 a.m. (EDT). Interested parties will be able to connect to our Webcast via the Investor page on our website, http://investors.keywcorp.com. Interested parties may also listen to the conference call by calling 1-877-853-5645. The International Dial-In access number will be 1-408-940-3868.

An archive of the Webcast will be available on our webpage following the call. In addition, a dial-up replay of the call will be available at approximately 11:00 a.m. (EDT) on September 11, 2012, and will remain available through October 11, 2012. To access the dial-up replay, call 1-855-859-2056, Conference ID 29841585. In addition, a podcast of our conference call will be available for download from our Investors page of our website at approximately the same time as the dial-up replay. International callers may access the replay by calling 1-404-537-3406, with the same Conference ID.

About KEYW

KEYW provides agile cyber superiority, cybersecurity, and geospatial intelligence solutions primarily for U.S. Government intelligence and defense customers. We create our solutions by combining our services and expertise with hardware, software, and proprietary technology to meet our customers' requirements. For more information contact KEYW Corporation, 7740 Milestone Parkway, Suite 400, Hanover, Maryland 21076; Phone 443-733-1600; Fax 443-733-1601; E-mail investors@keywcorp.com; or on the Web at www.keywcorp.com.

Forward-Looking Statements: Statements made in this press release that are not historical facts constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include but are not limited to statements about KEYW's and future expectations, plans and prospects regarding Poole and the anticipated Poole acquisition and the financing commitment described in this press release, and other statements containing the words "estimates," "believes," "anticipates," "plans," "expects," "will," "potential," "opportunities", and similar expressions. Our actual results, performance or achievements or industry results may differ materially from those expressed or implied in these forward-looking statements. These statements involve numerous risks and uncertainties, including but not limited to risks relating to the satisfaction of the conditions to the closing of the Poole acquisitions, risks relating to closing financing sufficient to fund the cash portion of the Poole acquisition purchase price (including risks relating to satisfaction of the conditions to closing of the committed financing currently provided by Royal Bank of Canada), risks related to Poole's estimated future revenue contribution and profitability, and those risk factors set forth in KEYW's Annual Report on Form 10-K, dated and filed March 15, 2012 with the Securities and Exchange Commission (SEC) as required under the Securities Act of 1934, and other filings that we make with the SEC from time to time. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements. KEYW is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

CONTACT:	Chris Donaghey

443-733-1600